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For Immediate Release:

              CITGO Retires $200-Million Term Loan Before Maturity

TULSA, Okla., June 25, 2004 --- CITGO Petroleum Corporation retired its $200-million senior secured term loan on Friday, June 25, 2004, approximately 20 months before the loan was to mature in 2006. The loan was secured by the company's equity interest in both the Colonial and Explorer pipelines.

         "Our operations have generated a strong cash flow over the last few quarters," stated CEO and President Luis Marin, "allowing us to repay the debt with cash and to repay it prior to its maturity. Additionally, this eliminates our only secured facility, which will create more flexibility and options for CITGO in the financial markets."

         CITGO, based in Tulsa, Okla., is a refiner, transporter and marketer of transportation fuels, lubricants, petrochemicals, refined waxes, asphalt and other industrial products. The company is owned by PDV America, Inc., an indirect wholly owned subsidiary of Petroleos de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela.

         For more information on CITGO visit www.citgo.com.